UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 2, 2017 (July 31, 2017)

Cumberland Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(615) 255-0068
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2017, Cumberland Pharmaceuticals Inc. (the “Company” or “Cumberland”) entered into a Revolving Credit Loan Agreement with Pinnacle Bank (the “Pinnacle Agreement”). The Pinnacle Agreement provides for an aggregate principal amount up to $20 million. It provides an initial revolving line of credit of up to $12 million with the ability for Cumberland to increase the amount to $20 million, under certain conditions. There are no borrowings under the Pinnacle Agreement and it expires on July 31, 2020. The interest rate is based on LIBOR plus an interest rate spread of 1.75% to 2.75%. Cumberland is subject to one financial covenant, the maintenance of a Funded Debt Ratio, as such term is defined in the Pinnacle Agreement and determined on a quarterly basis.

Item 1.02 Termination of a Material Definitive Agreement.

On July 31, 2017, the Company entered into the Pinnacle Agreement. The material terms and conditions to the extent required are included in Item 1.01 above and are incorporated by reference into this Item 1.02. Effective upon the execution of the Pinnacle Agreement described in Item 1.01 above, the Revolving Credit Loan Agreement, as amended, originally dated June 26, 2014, by and between the Company and SunTrust Bank (the "SunTrust Agreement") was terminated. The Company incurred no early termination penalties upon termination of the SunTrust Agreement. The foregoing description of the SunTrust Agreement is qualified in its entirety by Exhibit 10.33, Exhibit 10.33.1, and Exhibit 10.33.2, to the Company’s Annual Report on Form 10-K filed on March 10, 2017.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2017, the Company entered into the Pinnacle Agreement. The material terms and conditions to the extent required are included in Item 1.01 above and are incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

August 2, 2017	By: /s/ Michael Bonner

Name: Michael Bonner
Title: Chief Financial Officer